Exhibit 23.2

KPMG LLP 303 East Wacker Drive Chicago, IL 60601-5212

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-131327) on Form S-3 of the Chase Issuance Trust of our attestation report dated March 1, 2007 with respect to the Wells Fargo Corporate Trust Services division of Wells Fargo Bank, National Association’s (the “Company”) assessment of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities, for which the Company provides master servicing, trustee, securities administration or paying agent services, excluding transactions issued by any agency or instrumentality of the U.S. government or any government sponsored entity as of and for the twelve months ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of the Chase Issuance Trust.

Our qualified attestation report dated March 1, 2007, contains an explanatory paragraph that states that our examination disclosed instances of material noncompliance with criterion 1122(d)(3)(i), as applicable to the Company as of and for the twelve months ended December 31, 2006.

Chicago, Illinois

March 27, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.